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                                                                  Exhibit 12.1

        Statement of Computation of Ratio of Fixed Charges to Earnings

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends Intermedia Communications Inc.
December 31, 1997

                                                                                                             Pro forma (1)
                                                                                                                 Year
                                                                                                                Ended
                                                                      Years ended December 31,                December 31,
                                                    ------------------------------------------------------   -------------
                                                     1993        1994        1995        1996       1997          1997
                                                    ------------------------------------------------------      --------

Loss before extraordinary items                     (2,074)     (3,067)    (19,157)    (57,198)   (197,289)     (356,219)
Income tax provision (benefit)                        --          --           (97)       --          --             380
                                                    ------------------------------------------------------      --------
Loss before income taxes                            (2,074)     (3,067)    (19,254)    (57,198)   (197,289)     (355,839)
                                                    ======================================================      ========

Fixed charges:
Interest expensed                                      844       1,219      13,355      35,213      58,744       139,740
Capitalized interest                                   213         257         677       2,780       4,654         4,654
Amortization of deferred financing costs                78          69         412       1,252       1,918         1,918
Estimated interest factor on
operating leases (2)                                   313         200         428       1,598       3,286         4,298
Dividends on redeemable preferred stock                  0           0           0           0      43,742        71,850
                                                    ------------------------------------------------------      --------
Total fixed charges                                  1,448       1,745      14,872      40,843     112,344       222,460
                                                    ======================================================      ========

Earnings:
Loss before income tax                              (2,074)     (3,067)    (19,157)    (57,198)   (197,289)     (356,219)
Fixed charges excluding
capitalized interest referred
stock dividends                                      1,235       1,488      14,195      38,063      63,948       145,956
                                                    ------------------------------------------------------      --------
Total earnings                                        (839)     (1,579)     (4,962)    (19,135)   (133,341)     (210,263)
                                                    ======================================================      ========

Ratio of earnings to fixed charges                   (0.58)      (0.90)      (0.33)      (0.47)      (1.19)        (0.95)
                                                    ======================================================      ========

Insufficiency of earnings to cover fixed charge      2,287       3,324      19,834      59,978     245,685       432,723
                                                    ======================================================      ========


(1) Gives historical and proforma effect to the Digex acquisition,STFI, LDS and National acquisitions, as well as the March, July, October and December offerings and the application of the net proceeds therefrom.

(2) Estimated interest factor on operating leases represents an estimated 1/3 of total operating lease expense for the period.